UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
February 18, 2005

ALPHA TECHNOLOGIES GROUP, INC.

(Exact name of registrant as specified in charter)

Delaware	01-14365	76-0079338

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11990 San Vicente Boulevard, Suite 350, Los Angeles, CA 90049
(Address of principal executive offices)

Registrant’s telephone number, including area code 310-566-4005

Check the appropriate box below if the Form 8-K filing is intended to satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

ITEM 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
SIGNATURES

INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

(a)	On March 1, 2005, at the opening of business, the Company’s common stock was delisted from the NASDAQ Stock Market.

On February 18, 2005, the Company received notice from the NASDAQ Listings Qualifications Department indicating that the Company’s common stock would be delisted from the NASDAQ Stock Market at the opening of business on March 1, 2005 because NASDAQ did not receive the Company’s Form 10-K for the fiscal year ended October 31, 2004, as required by Marketplace Rule 4310(c)(14).

NASDAQ’s notice stated that in addition, the following matters serve as an additional basis for the Staff’s determination to delist the Company’s common stock:

i.	The Company does not meet the independent director, compensation committee, nomination committee or audit committee requirements for continued listing on The Nasdaq Stock Market under Marketplace Rules 4350(c)(1), 4350(c)(3), 4350(c)(4)(A), and 4350(d)(2), respectively;

ii.	As a result of the Foreclosure Agreement entered into by the Company described in its Form 8-K filed on February 16, 2005, Alpha has advised that it has no remaining operations and a de minimus amount of cash. The Staff believes that the Company is not currently engaged in active business operations and is therefore a “public shell,” which may be subject to market abuses or other violative conduct detrimental to the interests of the investing public. Therefore, in accordance with Marketplace Rules 4300 and 4330(a)(3), the Notice stated that the Staff has determined to apply more stringent criteria to preserve and strengthen the quality and integrity of The Nasdaq Stock Market, and to protect prospective investors and the public interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

Alpha Technologies Group, Inc. (Registrant)
	By:	/s/ Lawrence Butler
Date: March 2, 2005		Lawrence Butler,
Chief Executive Officer